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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.


                                                    QUARTER ENDED        SIX MONTHS ENDED
                                                    SEPTEMBER 30,         SEPTEMBER 30,
                                                    -------------         -------------
                                                   1999       1998       1999       1998
                                                  ------     ------     ------     ------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

DILUTED
-------
EARNINGS

Net Income                                        $3,213     $2,411     $5,906     $6,268
                                                  ======     ======     ======     ======

SHARES

Weighted average number of common shares           8,322      8,317      8,322      8,311

Assuming conversion of Class C Convertible
     Preferred Stock                                 636        636        636        636

Dilutive effect of outstanding options                17         34         18         66
                                                  ------     ------     ------     ------
Total common and common equivalent shares          8,975      8,987      8,976      9,013
                                                  ======     ======     ======     ======
DILUTED EARNINGS PER SHARE                        $  .36     $  .27     $  .66     $  .70
                                                  ======     ======     ======     ======
BASIC
-----
EARNINGS

Net Income                                        $3,213     $2,411     $5,906     $6,268
                                                  ======     ======     ======     ======

SHARES

Weighted average number of common shares           8,322      8,317      8,322      8,311
                                                  ======     ======     ======     ======
BASIC EARNINGS PER SHARE                          $  .39     $  .29     $  .71     $  .75
                                                  ======     ======     ======     ======


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